Exhibit 99.1

Contact:	David Lilly / Joseph Kuo	Mark A. Ricca
	Kekst and Company	Carver Bancorp, Inc.
	(212) 521-4800	(212) 360-8820

EDWARD RUGGIERO RESIGNS FROM CARVER BOARD

New York, New York, Feb. 10, 2010 — Carver Bancorp, Inc. (the “Company” or “Carver”) (Nasdaq:CARV), the holding company for Carver Federal Savings Bank (the “Bank”), today announced that Edward Ruggiero has resigned from the Board, effective immediately. He served as a Director of Carver since 2003.

“While I will miss serving Carver with my colleagues on the Board, other commitments on my time make it necessary for me to step down from my service,” said Mr. Ruggiero. “I am delighted to have played a part in the progress the Bank has made in serving its stockholders and community, through the hard work of everyone at Carver. After seven years of Board service, I leave with a full appreciation for how much has been accomplished in that time and with the highest confidence in Carver’s future potential under the continued leadership of its management team. I look forward to remaining a supportive stockholder of the Company.”

Deborah Wright, Chairman and CEO, commented: “I can’t thank Ed enough, on behalf of the Board of Directors and management team, for his consistent advice and dedication to Carver. His early contributions as we positioned the Company for growth have been invaluable. All of his colleagues on the Board will miss his sage advice and detailed contributions as a member of the Finance and Audit and Nominating/Corporate Governance Committees. We congratulate him on the additional responsibilities that he has taken on at Time Warner and wish him every success.”

About Carver Bancorp, Inc.
Carver Bancorp, Inc. is the holding company for Carver Federal Savings Bank, a federally chartered stock savings bank.  Carver Federal Savings Bank, the largest African- and Caribbean-American run bank in the United States, operates nine full-service branches in the New York City boroughs of Brooklyn, Queens and Manhattan.  For further information, please visit the Company’s website at www.carverbank.com.

Certain statements in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from those included in these statements due to a variety of factors, risks and uncertainties.  More information about these factors, risks and uncertainties is contained in our filings with the Securities and Exchange Commission.